[Legacy SG Retention Awards]

THE SIRIUSPOINT LTD.
2013 OMNIBUS INCENTIVE PLAN
EMPLOYEE RESTRICTED SHARE UNITS
AWARD NOTICE
[Name]
You have been granted a number of Restricted Share Units as set forth below of SiriusPoint Ltd. (the “Company”) pursuant to the terms and conditions of the SiriusPoint Ltd. 2013 Omnibus Incentive Plan (the “Plan”) and the Employee Restricted Share Unit Agreement (together with this Award Notice, the “Agreement”). The Employee Restricted Share Unit Agreement is attached hereto, and a copy of the Plan is publicly available or will be provided on request. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Restricted Shares:	You have been awarded [______] Restricted Share Units, subject to adjustment as provided in Section 5 of the Employee Restricted Share Unit Agreement.
Grant Date:	February 26, 2021
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SIRIUSPOINT LTD.
by
     Name:
     Title:

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Award Notice to SiriusPoint Ltd., I hereby acknowledge receipt of the Agreement and the Plan, accept the Restricted Share Units granted to me and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

____________________________________
Name:
[Signature Page to Employee Restricted Share Unit Agreement]

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EMPLOYEE RESTRICTED SHARE UNIT AGREEMENT
EMPLOYEE RESTRICTED SHARE UNIT AGREEMENT (the “Agreement”) dated as of the Grant Date set forth in the Notice of Grant (as defined below), by and between SiriusPoint Ltd., a Bermuda exempted company (the “Company”), and the employee whose name appears in the Notice of Grant (the “Participant”), pursuant to the SiriusPoint Ltd. 2013 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan. Reference is made to that certain Agreement and Plan of Merger, dated as of August 6, 2020, among Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares, the Company and Yoga Merger Sub Limited, a Bermuda exempted company limited by shares and a wholly owned subsidiary of Parent (the “Merger Agreement”).
1.Grant of Restricted Share Units. The Company hereby evidences and confirms its grant to the Participant, effective as of the Grant Date, of the number of Restricted Share Units specified in the SiriusPoint Ltd. 2013 Omnibus Incentive Plan Employee Restricted Share Unit Award Notice delivered by the Company to the Participant (the “Notice of Grant”). Each Restricted Share Unit shall entitle the Participant, upon the settlement thereof, to the delivery of one common share of the Company, par value U.S.$0.10 per share. This Agreement is subordinate to, and the terms and conditions of the Restricted Share Units granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein. If there is any inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall govern. The Restricted Share Units shall be considered a Service Award under the Plan.
2.Vesting of Restricted Share Units; Restricted Period; Settlement.
(a)Vesting. Except as otherwise provided in this Section 2, the Restricted Share Units shall become vested, if at all, in two equal installments on each of the first and second anniversaries of the grant date set forth in the Notice of Grant (the “Grant Date”), subject to the Participant’s continued provision of Services to the Company or any Subsidiary thereof through such date. The period over which the Restricted Share Units vest is referred to as the “Restricted Period.” Within 60 days following the date on which Restricted Share Units become vested during the Restricted Period, the Company shall issue the Shares underlying such vested Restricted Stock Units and any related Dividend Equivalents or shall otherwise evidence the Participant’s ownership of the Shares and related Dividend Equivalents (whereupon such vested Restricted Stock Units shall cease to be outstanding).
(b)Termination of Services.
(i)If, at any time during the Restricted Period, the Company terminates the Participant’s Services to the Company without Cause, all unvested Restricted Share Units shall immediately vest upon such Termination of Services.

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(ii)If, at any time during the Restricted Period, the Participant’s Services to the Company terminate for any reason other than a termination by the Company without Cause, all unvested Restricted Share Units shall immediately be forfeited and canceled effective as of the effective date of the Participant’s Termination of Services.
(c)Committee Discretion. Notwithstanding anything contained in this Agreement to the contrary, the Committee, in its sole discretion, may accelerate the vesting with respect to any Restricted Share Units under this Agreement, at such times and upon such terms and conditions as the Committee shall determine.
3.Securities Law Compliance. Notwithstanding any other provision of this Agreement, the Participant may not sell the Shares delivered upon settlement of the Restricted Share Units that become vested unless such Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of such Shares must also comply with other applicable laws and regulations governing the Shares, and Participant may not sell the Shares if the Company determines that such sale would not be in material compliance with such laws and regulations.
4.Participant’s Rights with Respect to the Restricted Share Units.
(a)Restrictions on Transferability. During the Restricted Period, the Restricted Share Units granted hereby are not assignable or transferable, in whole or in part, and may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including without limitation by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Participant upon the Participant’s death.
(b)Rights as Shareholder; Dividends and Dividend Equivalents. The Participant shall not be treated as the record owner of the Shares underlying the Restricted Share Units until the underlying Shares are delivered in settlement thereof, at which time the Participant shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares. At any time that the Restricted Share Units are outstanding, the Participant shall be entitled to Dividend Equivalents, provided that such Dividend Equivalents shall be subject to vesting and forfeiture such that, if the Participant forfeits Restricted Stock Units in accordance with Section 2, the Participant shall, on the date of such forfeiture, forfeit any right to the unvested Dividend Equivalents to which such forfeited Restricted Share Units relate.
(c)Shares Certificates. The Company may issue shares certificates or evidence the Participant’s interest in the Shares underlying the Restricted Share Units by using a restricted book entry account with the Company’s transfer agent.

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5.Adjustment in Capitalization. The number, class or other terms of any outstanding Restricted Share Units shall be adjusted by the Board to reflect any extraordinary dividend, shares dividend, shares split or share combination or any recapitalization, business combination, merger, consolidation, spin-off, exchange of shares, liquidation or dissolution of the Company or other similar transaction affecting the Shares in such manner as it determines in its sole discretion.
6.Miscellaneous.
(a)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
(b)No Right to Continued Services. Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate the Participant’s Services at any time, or confer upon the Participant any right to continue in the Services of the Company or any of its Subsidiaries.
(c)Interpretation. The Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award. Any determination or interpretation by the Committee under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.
(d)Tax Withholding. The Company and its Subsidiaries shall have the right to deduct from all amounts paid to the Participant in cash (whether under the Plan or otherwise) any amount of taxes required by law to be withheld in respect of the Restricted Share Units or the underlying Shares under the Plan as may be necessary in the opinion of the Company to satisfy tax withholding required under the laws of any country, state, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. The Company may require the recipient of the Shares to remit to the Company an amount in cash sufficient to satisfy the amount of taxes required to be withheld as a condition to the issuance of Shares deliverable to the Participant upon vesting of the Restricted Share Units. The Committee may, in its discretion, require the Participant, or permit the Participant to elect, subject to such conditions as the Committee shall impose, to meet such obligations by having the Company sell the least number of whole Shares having a Fair Market Value sufficient to satisfy all or part of the amount required to be withheld. The Company may defer delivery of the Shares until such requirements are satisfied.
(e)Forfeiture, Cancellation and “Clawback” of Awards. The Participant shall forfeit and disgorge to the Company any Restricted Share Units or underlying Shares granted or vested and any gains earned or accrued due to the sale of any underlying

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Shares to the extent required by the Company’s Executive Compensation Clawback Policy, as adopted on February 27, 2018 and as the same may be amended from time to time, or Applicable Law or regulations in effect on or after the Effective Date, including Section 304 of the U.S. Sarbanes-Oxley Act of 2002 and Section 10D of the Exchange Act. For the avoidance of doubt, the Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder. The implementation of policies and procedures pursuant to this Section 6(f) and any modification of the same shall not be subject to any restrictions on amendment or modification of Awards. Awards granted under the Plan (and gains earned or accrued in connection with Awards) shall also be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time and communicated to Participants. Any such policies may (in the discretion of the Administrator or the Board) be applied to outstanding Awards at the time of adoption of such policies, or on a prospective basis only.
(f)Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.
(g)Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the Restricted Share Units evidenced hereby, the Participant acknowledges: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the Award does not create any contractual or other right to receive future grants of Awards; (c) that participation in the Plan is voluntary; (d) that the value of the Restricted Share Units is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (e) that the future value of the Shares underlying the Restricted Share Units is unknown and cannot be predicted with certainty.
(h)Employee Data Privacy. By entering into this Agreement and accepting the Restricted Share Units evidenced hereby, the Participant: (a) authorizes the Company, any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Award and the administration of the Plan; (b) waives any data privacy rights the Participant may have with respect to such information; and (c) authorizes the Company and its agents to store and transmit such information in electronic form.
(i)Consent to Electronic Delivery. By entering into this Agreement and accepting the Restricted Share Units evidenced hereby, Participant hereby consents to the delivery of information (including, without limitation, information required to be

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delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Restricted Share Units via Company website, email or other electronic delivery.
(j)Headings and Captions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(k)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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